Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com
For Immediate Release

U.S. Global Investors Continues Share Repurchases in February and Provides Update on Financial Statements

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SAN ANTONIO—March 6, 2023—U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today is pleased to announce that it repurchased 34,502 of its own shares in February 2023, at a net cost of about $108,000.

In December 2022, the Board of Directors (the “Board”) agreed to modify the Company’s buyback algorithm; the Company may now buy back shares of GROW stock when the price is flat or down from the previous trading day.

“In his most recent annual shareholder letter, Warren Buffett discusses the value of share repurchases so long as they’re made at ‘value-accretive prices.’ When shares are bought back at attractive prices, Buffett writes, they can benefit all shareholders, not just the biggest shareholders,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “Like Buffett, we seek to create value for all GROW shareholders, and our recently enhanced share buyback program is designed to do just that.”

Non-Cash Restatements

In addition, the Company announces that it will make non-cash restatements of its consolidated financial statements and related disclosures for the fiscal year ended June 30, 2022, and for the three months ended September 30, 2022, before it files its financial statements for the quarter ended December 31, 2022.

As was noted in a previous press release, the Company did not file its financial statements for the most recent quarter due to the Company’s need for additional time to determine the fair value of certain securities held as corporate investments. When determining the fair value of those securities, the Company discovered that they were measured inaccurately in financial statements for the year ended June 30, and period ended September 30, 2022.

"The December 31, 2022, valuation analysis of investments led to the discovery of an error in a third party’s fair value calculations of our warrants and in the complex binomial option pricing model for our convertible debenture. This error is a non-cash restatement and will not affect the Company’s operating revenue or cash flow provided by operating activities,” says Mr. Holmes. “The warrants and convertible debenture we hold as corporate investments are complex instruments, and the valuation method can be equally as complex. The binomial option pricing model is a lattice-based model used by an independent third party to calculate the fair value of the convertible debenture, and I encourage investors and shareholders to learn more about it by reading the Investopedia entry.”

The fair value of a corporate investment in common share purchase warrants was overstated in the Company’s financial statements for the year ended June 30, and period ended September 30, 2022. The correction of the valuation of the warrants will be a decrease in unrealized investment income, a decrease in investments, an increase in deferred tax assets and a decrease in equity as of June 30, and September 30, 2022.

The Company is working diligently to refile all financials and disclosures for these periods after it corrects the valuations of the securities. After that is complete, the Company will work to file financial statements for the three- and six-month periods ended December 31, 2022.

Mr. Holmes continues: “Please keep in mind that the process of restating past financial reports will require some time to complete. Financials for the year ended June 2022 and period ended September 2022 will need to be restated and refiled before we can report earnings for the December quarter. I look forward to sharing and discussing those earnings as soon as they’re made public.”

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory services to U.S. Global Investors Funds and U.S. Global ETFs.

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This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.